LEASE AGREEMENT DATED SEPTEMBER __, 1997

     BETWEEN WIZCOM INTERNATIONAL, LTD., a Delaware corporation, having an office at 6 Sylvan Way, Parsippany, New Jersey 07054 ("Landlord"), and AVIS RENT A CAR SYSTEM, INC., a Delaware corporation ("Tenant"), having an address at 900 Old Country Road, Garden City, New York 11530.
                                    PREAMBLE

BASIC LEASE PROVISIONS AND DEFINITIONS.

     In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease should have only the meanings set forth in this Preamble, unless such meanings are expressly modified, limited or expanded elsewhere herein.

     I. Demised Premises: The Demised Premises are as depicted by cross-hatching on the floor plans annexed hereto and made a part hereof as Exhibit "A", consisting of approximately _________ (______) square feet of rentable area of office space located in that certain office building containing approximately one hundred fifty seven thousand five hundred eighty four (157,584) square feet of rentable area (the "Building") situated on the Land (as defined in Paragraph l(a) of this Lease) at the location commonly identified as 300 Centre Point Drive, Virginia Beach, Virginia, as shown on the site plan attached hereto as Exhibit "B". Landlord and Tenant agree that Tenant may from time to time effect changes to the size and location of the Demised Premises subject to the following conditions and procedures: (i) Tenant may not increase or decrease the Demised Premises by more than an aggregate of ten percent (10%) of the existing square footage of the Demised Premises, (ii) Tenant shall provide Landlord with not less than ten (10) days prior written notice of its intent to change the Demised Premises, which notice shall specify the location, size and (in the case of adding new space) the proposed use of the space, and the date on which such change shall be effective, (iii) Landlord may in its sole discretion reject a proposed change within ten (10) days of its receipt, and (iv) no portion of the Building shall be eligible for addition to the Demised Premises under this provision unless such space is (x) unoccupied and not subject to any existing lease by Landlord, and (y) adjacent to the existing Demised Premises. Except as expressly set forth herein-above, no change in the actual occupancy or use of portions of the Building or the Land by Tenant shall effect a change in the Demised Premises or in the number or location of the parking spaces in the Parking Area designated for Tenant's exclusive use hereunder, unless the parties execute an appropriate amendment to this Lease within twelve (12) months after such change in occupancy or use.

     II. Term: Eighteen (18) years.

     III. Expiration Date: Upon the earlier to occur of (i) midnight on the last day of the calendar month occurring eighteen (18) years after the Commencement Date or (ii) the termination of the Master License Agreement dated as of July 30, 1997 among HFS Car Rental, Inc., Tenant and Wizard Co., Inc.

     IV. Permitted Use: General office use and such other uses as would be customarily ancillary to a general office use in an office building as permitted by law and for no other purpose.

     V. Base Rent: _______ Dollars ($____) per month from the Commencement Date through the last day of the calendar month during which the sixth (6th) anniversary of the Commencement Date occurs; and _____ Dollars ($____) per month from the first day of the calendar month following the sixth (6th) anniversary of the Commencement Date through the last day of the calendar month in

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which occurs the twelfth (12th) anniversary of the Commencement Date; and
______ Dollars ($______) per month from the first day of the calendar month following the twelfth (l2th) anniversary of the Commencement Date through the Expiration Date.

     VI. Late Charge: Four percent (4%) of the amount of the payment due.

     VII. Tenant's Proportionate Share: Shall consist of each of the following:
(i) the square footage of the Demised Premises plus fifty percent (50%) of the total Common Areas and unoccupied space in the Building, expressed as a percentage of the sum of the total square footage of the Building, and (ii) the number of parking spaces designated for Tenant's exclusive use plus the product of the Tenant's Proportionate Share under clause (i) above and the total number of non-exclusive parking spaces in the Parking Area expressed as a percentage of the total number of parking spaces in the Parking Area. The Tenant's Proportionate Share under clause (ii) above shall apply only with respect to the portion of Operating Expenses which are separately identified in the Expense Projection (defined herein), or if not projected, at the time of review by the Committee (defined herein), as relating to the maintenance and operation of the Parking Area.

     VIII. Parking Area: All of the improved parking spaces on the Land, comprising approximately 820 parking spaces.

     IX. Prime Rate: The prime commercial lending rate on ninety (90) day loans announced by Citibank, N.A., or its successor.

     X. Building Holidays: Building Holidays shall be: Memorial Day; Independence Day; Labor Day; Thanksgiving Day and the day after; Christmas Day and New Year's Day; the Monday before or the Friday after if Christmas Day or Independence Day fall on Tuesday or Thursday; and the Monday after or the Friday before if Christmas Day or Independence Day fall on Saturday or Sunday.

     The parties hereby agree to the following terms and conditions: 1. Demised Premises, Term and Purposes.



          (a) Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, the Demised Premises located in the Building, together with all other Common Areas, as defined in Paragraph l(d), for the Term commencing on the Commencement Date, as defined in subparagraph (b) of this Paragraph 1, and ending on the Expiration Date, or such earlier date upon which the Term may expire, or be terminated pursuant to the provisions of this Lease or pursuant to law. The parcel of land on which the Building is located (hereinafter called the "Land") being the same land conveyed by Tenant to Landlord by Deed dated October 15, 1996 and recorded with the clerk of the Virginia Beach Circuit
Court on October 21, 1996.

          (b) For purposes of this Lease the "Commencement Date" shall be September __, 1997, subject to the provisions of Paragraph 3(b).


          (c) The Demised Premises shall be used by Tenant for the Permitted Use and for no other use or purpose. Tenant shall not use or occupy the Demised Premises or any part thereof for any purpose deemed unlawful, disreputable, or extra-hazardous on account of fire or other casualty, or for any purposes which shall impair the character of the Building. Tenant, at its sole cost and expense shall obtain any consents, licenses, permits or approvals required or obtainable in normal course to conduct its business at the Demised Premises. Tenant shall have access to
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the Demised Premises twenty-four (24) hours a day, seven (7) days a week.


          (d) The "Common Areas" shall be those parts of the Building and other improvements designated by Landlord for the common use of both Landlord and Tenant, including among others, halls, lobbies, delivery passages, drinking fountains, public toilets, cafeterias, vending areas, parking facilities, and the like, or similar improvements operated, owned by Landlord with respect to the Building. The Common Areas shall be operated and maintained by Landlord for the benefit of Landlord and Tenant in a first class manner. Tenant's use of the Common Areas shall be in common with Landlord, and their respective visitors and invitees. Landlord shall not diminish the Common Areas in any way that has a materially adverse impact on Tenant's use or enjoyment of, access to, or ability to conduct its business at the Demised Premises.


          (e) For purposes of this Lease the term "Improvements" shall mean and include all, whether existing now or in the future, buildings, including the Building, and/or appurtenant structures or improvements of any kind on the Land, whether above, on, or below the Land surface, including, without limitation, outbuildings, loading areas, canopies, walls, waterlines, sewer, electrical and gas distribution facilities, parking facilities, walkways, streets, curbs, roads, rights of way, fences, hedges, exterior plantings, poles, and signs. For the purposes of this Lease the term "Property" shall mean the Land together with the Improvements.

     2. Rent.

          (a) The rent reserved under this Lease for the Term hereof (the "Rent") shall be and consist of: (i) the Base Rent payable in equal monthly installments in advance, on the first day of each and every calendar month during the Term; plus (ii) such additional rent ("Additional Rent") in an amount equal to (x) Tenant's Proportionate Share of Expenses (as such terms are defined in Paragraph 3 of this Lease) and all charges for services and utilities pursuant to Paragraph 14 hereof, and (y) any other charges as shall become due and payable hereunder, including, without limitation, the reasonable expenses incurred by Landlord in the enforcement of any of the agreements, covenants and obligations under this Lease, and including reasonable legal fees that may accrue in the event suit for rent or dispossess proceedings are necessary to obtain the possession of the Demised Premises or to collect the Rent; which Additional Rent shall be payable as hereinafter provided. All Rent shall be paid to Landlord at its office stated above, or such other place as Landlord may designate by notice given in accordance with Paragraph 17 hereof, in lawful money of the United States of America; provided, however, that if the Commencement Date shall occur on a date other than the first calendar day of a month, the Rent for the partial month commencing on the Commencement Date shall be appropriately pro-rated on the basis of the monthly Rent payable during the first year of the Term.

          (b) Tenant does hereby covenant and agree promptly to pay the Base Rent, Additional Rent and any other charges herein reserved as and when the same shall become due and payable, without demand therefor and, except as otherwise expressly provided herein, without any set-off, recoupment or deduction whatsoever. All Additional Rent and other charges payable hereunder, which are not due and payable on a monthly basis during the Term, unless otherwise specified herein, shall be due and payable within twenty (20) days of delivery by Landlord to Tenant of notice to pay the same.

          (c) In the event that any payment of Base Rent, Additional Rent or any other charges shall be paid after the due

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date for same provided herein, Tenant shall pay, together with payment, the
Late Charge and a like additional Late Charge for every thirty (30) days or portion thereof that such payment shall remain unpaid.

     3. Operating Expenses.

          (a) For purposes of this paragraph, the following definitions shall apply:

               "Lease Year" shall mean the calendar year 1998 and each calendar year subsequent thereto during the Term.

               "Real Estate Taxes" shall mean all real property taxes and assessments now or hereafter imposed upon the Building and the Land. Tenant's share of the Real Estate Taxes shall be a fraction, the numerator of which shall be the number of square feet of rentable area of the Demised Premises and the denominator of which shall be the total number of square feet of rentable area of the Building. Real Estate Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, corporation, net income, rent or profit tax that may be imposed upon Landlord; provided, however, that if, due to a change in the method of taxation or assessment, any franchise, income, profit or other tax, however designated, shall be substituted by the applicable taxing authority, in whole or in part, for the Real Estate Taxes now or hereafter imposed on the Land and the Improvements or any other real property included in the Land, such franchise, income, profit or other tax shall be deemed to be included in the term "Real Estate Taxes."

               "Expenses" shall mean: (i) Real Estate Taxes and (ii) the total of all the costs and expenses paid or incurred by Landlord, or by Tenant on Landlord's behalf in accordance with the provisions hereof, with respect to the management, operation, maintenance, and repair of the Land, the Building (which includes the Demised Premises), including, but not limited to, the costs and expenses incurred for and with respect to: all utilities, including without limitation, water, electricity, gas, lighting, sewer and waste disposal; air conditioning, ventilation and heating; lobby maintenance and cleaning; maintenance of elevators; protection and security; lobby plantings and interior landscape maintenance which are appropriate for the continued operation of the Building; maintenance and painting of non-tenant areas; fire, all-risk, boiler and machinery, sprinkler, apparatus, public liability and property damage, rent and plate glass insurance; supplies; wages, salaries, disability benefits, pensions, hospitalization, retirement plans, group insurance, workmen's compensation insurance, payroll, social security, unemployment and other similar taxes with respect to employees of Landlord; uniform and workers clothes for such employees and the cleaning thereof and other similar employees benefits and expenses imposed on Landlord pursuant to law or to any collective bargaining agreement with respect to such employees but only to the extent and in such proportion that the services of such employees are dedicated to the operation of the Building, up to and including the Building manager; the cost for a bookkeeper and for an accountant and any other professional and consulting fees, including reasonable legal and auditing fees to the extent and in such proportion that the services of such professional and consultants are dedicated to the operation of the Building; association fees or dues; the expenses, including reasonable payments to attorneys and appraisers incurred by Landlord in connection with any application or proceeding wherein Landlord obtains or seeks to obtain reduction or refund of the Real Estate Taxes payable or paid; management fees of the Building; and any other expenses of any other kind whatsoever reasonably incurred in managing, operating, maintaining and repairing the Building, the Land and any other of the Improvements.

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               Landlord agrees that with respect to all maintenance, repair, replacement and improvement expenses referred to in the immediately preceding paragraph involving contracts or individual expenditures exceeding Twenty-five Thousand Dollars ($25,000.00), other than emergency repairs, Landlord shall obtain at least two (2) competitive bids and shall utilize the lowest responsible bidder for such work.

               It is agreed, however, that the foregoing Expenses shall exclude or have deducted from them:

               i) expenditures for capital improvements, except those which under generally accepted accounting principles consistently applied ("GAAP") are expensed and except for capital expenses required by any law enacted after the date of this Lease, in any of which cases the costs thereof shall be included in Expenses for the calendar year in which the costs are incurred and subsequent calendar years on a straight line basis amortized over an appropriate period not exceeding ten (10) years with an interest factor equal to the Prime Rate at the time of Landlord's having actually incurred said expenditure, provided, however, that nothing herein shall relieve Tenant of the responsibility for payments for capital improvements charged to Tenant pursuant to Paragraph 6(b) hereof;

               ii) as a deduction, amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included as Expenses hereunder;
and

               iii) without limitation of clause (ii), the cost of repairs or replacements incurred by reasons of fire or other casualty or caused by the exercise of the right of eminent domain or compensable to Landlord by virtue of Landlord's insurance.

               If Landlord and/or others shall purchase any item of capital equipment or make any capital expenditures designed to result in savings or reductions in Expenses, then the costs for same shall be included in Expenses, but only to the extent of savings or reductions actually resulting therefrom as reasonably estimated by Landlord's qualified professional consultant. The costs of such capital equipment or capital expenditures are to be included in Expenses for the calendar year in which the costs are incurred and subsequent calendar years on a straight line basis amortized over such period of time as reasonably can be estimated as the time in which such savings or reductions in Expenses are expected to equal Landlord's costs for such capital equipment or capital expenditure with an interest factor equal to the Prime Rate at the time of Landlord's having actually incurred said costs. If Landlord and/or others shall lease any such item of capital equipment designed to result in saving or reductions in Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Expense for the calendar year in which they were incurred, but only to the extent of savings or reductions actually resulting therefrom as reasonably estimated by Landlord's qualified professional consultant.

               (b) In the event (i) that the Commencement Date shall occur on other than the first day of a calendar year, or (ii) that the Expiration Date or other termination of this Lease shall be a day other than the last day of a calendar year, or (iii) of any abatement of the Base Rent payable hereunder pursuant to any provision of this Lease for any period of time not equal to a full calendar year, or (iv) of any increase or decrease in the rentable area of the Demised Premises or any increase in the rentable area of the Building, then in each such event in applying the provisions of this Article 3 with respect to such calendar year in which such events have occurred, appropriate adjustments shall be made to Tenant's Proportionate Share of Expenses payable pursuant to Paragraph 3(c) so as to apportion such payment on the basis of (i) the pro rata portion of the calendar year during which such payment is to be made and/or (ii) the increase or decrease in Tenant's Proportionate Share of Expenses by virtue of the changes in any such rentable area.

          (c) Tenant shall be responsible for and shall pay to Landlord in accordance with this Paragraph 3 Tenant's Proportionate Share of Expenses paid or incurred by Landlord in each Lease Year during the Term, as hereinafter provided.

               i) During each Lease Year Tenant shall pay to Landlord in monthly installments, on the first day of each calendar month, as Additional Rent, Tenant's Proportionate Share of Expenses to be paid by Landlord in such Lease Year.

               ii) By the first day of each October of the Term, Tenant shall deliver to Landlord a proposed calculation of the square footage of the Common Areas, unoccupied space and space occupied by Landlord and its tenants other than Tenant in the Building, and the Demised Premises, and the number of parking spaces in the Parking Area designated for exclusive use by any party (which calculation shall note the date and extent of any changes in the occupancy of such square footage and number of parking spaces designated for exclusive use during the preceding twelve (12) month period), together with copies of all service and maintenance contracts and records detailing Expenses incurred during the previous twelve (12) month period, and such other information as may be required by Landlord for the purpose of calculating Tenant's Proportionate Share and preparing the projection of expenses for the upcoming Lease Year (the "Expense Projection"). By the first day of each November of the Term, Landlord shall deliver to Tenant the proposed Tenant's Proportionate Share and Expense Projection, which shall include a calculation of the square footage of the Demised Premises and the number of parking spaces in the Parking Area designated for exclusive use by any party. The proposed Expense Projection shall separately identify those Expenses which relate to the operation and maintenance of the Parking Area. Tenant shall have ten (10) days from delivery of the proposed Tenant's Proportionate Share and Expense Projection to object to the calculation of the Tenant's Proportionate Share and to any item(s) contained in the proposed Expense Projection. Landlord shall have ten (10) days from delivery of Tenant's objections to accept or reject such objections. If Landlord shall reject such objections, a committee (the "Committee") comprised of one Landlord representative and one Tenant representative shall meet and agree upon the Tenant's Proportionate Share and the Expense Projection within ten (10) days of Landlord's rejection. If the Committee is unable to resolve such issue within such time period, the matter shall be submitted to the General Counsel of each of Landlord and Tenant as provided in subparagraph (g) below. Tenant's Proportionate Share of such estimated Expenses shall be paid in equal monthly installments (rounded to the nearest whole dollar) in advance on the first day of each month by Tenant as Additional Rent, commencing January 1st of the applicable Lease Year.


               iii) If during the course of any Lease Year, Landlord shall have reason to believe that the Expenses shall be higher than that upon which the aforesaid Expense Projection was originally based, as set forth in subparagraph
(c)(ii) above, then the Committee shall be entitled to adjust the Expense Projection by a lump sum invoice, accompanied by a lump sum statement in reasonable detail, for the months of the Lease Year which precede the revised Expense Projection and Tenant shall be bound by such readjusted Expense Projection. The amount of such lump sum invoice shall be paid in full within twenty (20) days of receipt.

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               iv) On the last day of July and the last day of January of each calendar year of the Term, the Committee shall send to Landlord and to Tenant a statement of the actual Expenses incurred for the prior six (6) month period of the Lease Year showing Tenant's Proportionate Share of the Expenses due from Tenant. In the event that the amount prepaid by Tenant exceeds the amount that was actually due based upon actual year end cost, the Landlord shall pay to Tenant an amount equal to the over-charge. In the event that Landlord as undercharged Tenant, then Landlord shall provide Tenant with an invoice stating the additional amount due, which amount shall be paid in full by Tenant within twenty (20) days of receipt. Landlord and Tenant agree that the percentage square footage and exclusive parking space allocations effective as of the commencement of the Term of this Lease are as set forth on Exhibit "I" attached hereto.

          (d) Each and every of the aforesaid Expense Projection amounts, whether requiring lump sum payment or constituting projected monthly amounts added to the Base Rent, shall for all purposes be treated and considered as Additional Rent and the failure of Tenant to pay the same as and when due without demand shall have the same effect as a failure to pay any installment of the Base Rent and shall afford Landlord all of the remedies provided in this Lease therefor, including, without limitation, the Late Charge as provided in Paragraph 2(c) of this Lease.


          (e) Tenant acknowledges and agrees that Landlord shall have the right to change the period of the Lease Year, either before or during the Term, to any other fiscal year or twelve month period. In the event that Landlord makes such a change, then the same shall be effective upon written notice to Tenant and, in such event, Tenant shall pay Tenant's Proportionate Share of Expenses paid or incurred by Landlord over the Expenses paid or incurred by Landlord for the period from the end of the initially designated Lease Year, as last billed, to the beginning of the newly designated Lease Year, prorated for such period, within twenty (20) days of the rendering by Landlord of the bill for such interim period.

          (f) Landlord and Tenant agree that the demised Premises shall include the approximately ______ square foot area located in the Building which is used by Landlord and Tenant for printing, copying, binding and reproducing documents (the "Print Shop") and the approximately ____ square foot area located in the Building which is used by Landlord and Tenant for receiving, sending and sorting mail (the "Mailroom"). Tenant agrees to allow Landlord to utilize the Mailroom and the Print Shop subject to the conditions and covenants of this paragraph. Tenant hereby covenants to cause its employees in the Mailroom and Print Shop to keep accurate records of all services and supplies used by Landlord. On or before the fifth (5th) day of each month during the Term of this Lease, Tenant shall deliver to Landlord an accounting of Landlord's use of the Mailroom and the Print Shop for the previous month. Such accounting shall enumerate the charges for the services and supplies used by Landlord, including without limitation, postage, printing and copying costs. Landlord may object to any item(s) contained in such accounting within ten (10) days of its receipt. If Landlord and Tenant are not able to agree on the accounting within ten (10) days of Landlord's objection, the dispute shall be referred to the Committee. If the Committee is unable to resolve such issue within ten (10) days, the matter shall be submitted to the General Counsel of each of Landlord and Tenant as provided in subparagraph (g) below.

          (g) For the protection of the Tenant, Landlord shall maintain books of account, which shall be open to Tenant and its representatives so that Tenant, at its sole cost and expense, may audit such books of account to determine that any

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Expenses have, in fact, been paid or incurred, said audit to be subject to the following conditions:

               i) Such audit shall be conducted only during such period as Tenant is no longer operating and maintaining the Property pursuant to Paragraph 4 hereof, and must be conducted during regular business hours at the office where Landlord maintains said books of account;

               ii) Tenant shall provide to Landlord fourteen (14) days' prior written notice;

               iii) Tenant is not in default of any of the terms and provisions of the Lease from the time Tenant provides Landlord with notice through the time such audit is conducted;

               iv) If Tenant wishes to dispute any charges or items of Expense, Tenant shall deliver to the Landlord a copy of the results of such audit within fifteen (15) days of its receipt by Tenant; and

               v) Tenant shall not request such audit more than two times each Lease Year.

          If, as a result of the audit, any disagreement with respect to any one or more of the charges or items of Expense exists and is not satisfactorily settled between Landlord and Tenant, either member of the Committee may submit a notice of such disagreement to the General Counsel of each of Tenant and Landlord. Within ten (10) days of Landlord's and Tenant's receipt of such notice, a senior officer from each of Landlord and Tenant shall meet to resolve the issues that the Committee was unable to agree upon. If such senior officers are unable to resolve the issues within thirty (30) days, the matter shall be referred by either party to an independent certified public accountant to be mutually agreed upon, and if such an accountant cannot be agreed upon, JAMS/Endispute may be asked by either party to select an arbitrator whose decision shall be final and binding upon both parties, who shall jointly share any cost of such arbitration. Pending resolution of said dispute, Tenant shall pay to Landlord the sum so billed by Landlord, subject to the ultimate resolution as described above. Notwithstanding anything herein to the contrary, once Landlord shall have finally determined the Expenses at the expiration of each Lease Year as described in Paragraph 3(c)(iv) above, then Tenant shall be entitled to audit and dispute any charge or item of Expense so established for a period of one (1) year after such charge is finally established, and Tenant specifically waives any right to dispute or audit any such charge or item of Expense at the expiration of said one (1) year period (provided that such limitation shall not affect pending disputes which were timely initiated within the limitation period). Tenant shall not be entitled to any such audit right during any period in which Tenant operates and maintains the Property pursuant to Paragraph 4 hereof.

          (h) With respect to the period commencing on the Commencement Date and ending on December 31, 1997, Landlord and Tenant hereby agree that the monthly Tenant's Proportionate Share of the Expenses is $___________. On or prior to January 15, 1998, the Committee shall review the actual Expenses incurred for the period commencing on the date hereof to December 31, 1997. If Tenant paid more than the Tenant's Proportionate Share of the actual Expenses for such period, Landlord shall refund such difference to Tenant with ten (10) days. However, if the Tenant's Proportionate Share of actual Expenses for such period exceeds the amount Tenant paid to Landlord pursuant to this subparagraph (h), Tenant shall pay to Landlord such difference within ten (10) days.

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     4. Operation of Property. Tenant acknowledges that this Lease is made on the express condition that Tenant agree to perform all services required in connection with the operation of the Property, on behalf of, as agent for and at the expense of (subject to Tenant's additional rent obligations hereunder) Landlord, subject at all times to Landlord's general supervision and control and to the terms and conditions set forth below.

          (a) During the term of this Lease it shall be the duty and responsibility of Tenant:

               (1) To comply with the reporting requirements set forth in Paragraph 3(c). Except as otherwise provided in this Lease, Tenant shall incur no expense in connection with the Property that are not provided for in the Expense Projection without the prior written consent of the Landlord.

               (2) To make or cause to be made all necessary repairs to the Improvements, to purchase all necessary supplies and materials, and to do all other things necessary to maintain the Property in a clean, safe and orderly condition and to ensure compliance with all federal, state and local statutes, ordinances, rules and regulations applicable to the operation of the Property. Unless otherwise provided for in the Expense Projection for the then current year, the expense to be incurred for any single repair or purchase shall not exceed the sum of $3,000.00 without prior authorization by Landlord, except in the case of emergency, in which case Tenant shall promptly notify Landlord of the repair or purchase. Tenant shall use its best efforts to make all repairs and to obtain all materials, supplies and services at the lowest available cost (best economic price) and shall remit to Landlord any rebate, commission, or discount allowed in connection therewith.

               (3) To contract for such services as shall be necessary and advisable for the proper operation of the Property, provided, however, that Tenant shall not contract for any services with respect to which an existing contract does not exist or for which the estimated cost would exceed the cost specified therefor in the Expense Projection without in each instance Landlord's prior written consent thereto. Landlord specifically consents to the contracts listed on Exhibit H.

               (4) To perform all other services reasonably necessary for the care, protection, maintenance and operation of the Property and the prevention of waste, damage, or injury thereto. Tenant agrees that consistent with past practice Tenant shall not contract out those services which Tenant's employees have been performing at the Property, but shall continue to perform such services during the term of this Lease. Any subcontracting of such services shall be void.

               (5) To hire, discharge and supervise all persons employed to carry out Tenant's duties hereunder. It is expressly understood and agreed that all such employees shall be employees of Tenant and not employees of Landlord.

               (6) To establish and maintain complete and orderly files containing correspondence, payroll records, insurance policies, receipts, unpaid bills, vouchers and all other documents and papers pertaining to the Property and the operation and maintenance thereof, all of which shall be and remain the property of Landlord and shall be available to Landlord and its representatives for inspection any time during regular business hours.

               (7) To promptly investigate and make a full report within 72 hours as to all accidents or claims for damages

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relating to the operation and maintenance of the Property, including any damage or destruction to the Property and the estimated cost of repair. In addition, the Tenant shall cooperate and make any and all reports required by an insurance company in connection therewith with a copy of such reports to be delivered to the Landlord.

               (8) To supervise the moving in and out of tenants and subtenants and arrange the date thereof so that there shall be a minimum of disturbance to the operation of the Property and of inconvenience to other tenants and subtenants.

               (9) To cause to be prepared and filed all necessary forms relating to the maintenance and operation of the Property required by any federal, state, county, or municipal authority having jurisdiction therefore.

               (10) To cooperate with the Landlord's accountants and auditors in regard to the annual audit or any periodic audits of the books of account of the Landlord. The Landlord may also conduct an external audit of the Tenant, provided that the cost of same is paid by the Landlord to said independent auditor. The Tenant agrees to cooperate with the Landlord's independent auditor.

               (11) To cooperate with Landlord's accountants in regard to the preparation and filing on behalf of the Landlord's federal, state, city, and any other income and other filings required by any governmental authority.

               (12) To establish and maintain, in accordance with generally accepted accounting principles, consistently applied, accurate and complete books of account with proper entries of all receipts, income and disbursements pertaining to the Property, which books of account shall be and remain the property of Landlord and shall be available to Landlord and its representative for inspection at any time during regular business hours.

               (13) To review all bills and statements received for services, work, supplies and other expenditures incurred by or on behalf of Landlord in connection with the maintenance and operation of the Property and to pay or cause to be paid in a timely fashion all expenses specified in the Expense Projection and all other expenses approved by Landlord.

               (14) To review periodically all hazard, liability and other insurance carried for the account of Landlord in connection with the Property and to maintain in force and effect such insurance coverage with such carriers as Landlord may designate and approve. (15) To prepare and furnish such financial reports and statements as may be reasonably requested by Landlord.

               (16) To generally do all things reasonably deemed necessary or desirable for the proper operation and maintenance of the Property.

               (17) To perform, for the Landlord's account and on its behalf, any lawful act and everything lawful and necessary or desirable in order to carry out the Tenant's agreements contained in this Paragraph 4(a).

          (b) Advances by Tenant. Payments to be made by Tenant at Landlord's expense shall be advanced by Tenant out of Tenant's own funds to the extent that such advances do not exceed the amount of Tenant's next monthly installment of Rent due hereunder, and provided further that Tenant has been fully reimbursed for all advances made prior to the current month. Except as provided in the previous sentence, Tenant shall not be obligated to make any advance to or for the account of Landlord or to pay any amount except out of funds held for or provided by Landlord. If Tenant voluntarily advances funds for Landlord's account in excess of Tenant's next monthly installment of Rent due hereunder and any funds held for or provided by Landlord which are for the payment of any expense not requiring Landlord's prior approval, Landlord shall reimburse Tenant therefor on demand. Not less than ten (10) business days prior to Tenant's payment of the monthly installment of Rent due hereunder, Tenant shall deliver to Landlord an invoice detailing all payments made by Tenant on Landlord's behalf in accordance with this paragraph and including a calculation of the Tenant's Proportionate Share of such amount. Provided that Landlord does not object to such invoice and calculation within five (5) business days after receipt by Landlord, Tenant shall be entitled to offset the Tenant's Proportionate Share of the amount of such invoice against Tenant's next installment of Rent due hereunder. If Landlord and Tenant are not able to agree on the proper Rent offset amount within ten (10) days of Landlord's objection, the dispute shall be referred to the Committee. If the Committee is unable to resolve such issue within ten (10) days, the matter shall be submitted to the General Counsel of each of Landlord and Tenant as provided in Paragraph 3(g).

          (c) Tenant's Overhead. Landlord shall not be responsible for the payment of Tenant's general overhead or administrative expenses.

          (d) Tenant's Compensation. Tenant acknowledges that Tenant's responsibilities to operate the Property hereunder are in consideration of this Lease and that Tenant shall not be entitled to any management fee or other separate consideration.

          (e) Termination of Agency. Landlord reserves the right to terminate the agency created under this Paragraph 4, without cause, upon thirty (30) days written notice to Tenant, upon which termination the rights and obligations of the parties under this Paragraph 4, including but not limited to Tenant's Rent offset rights, shall be of no further force and effect. Within thirty (30) days of termination of the rights and obligations of the parties under this Paragraph 4, the parties shall account to each other with respect to all uncompleted business, and the Tenant shall deliver to the Landlord all leases, subleases, corporate files, service agreements, books and records, and other instruments relating to the Property and the Landlord that may be in possession of the Tenant.

     5. Covenants as to Condition of Demised Premises and Compliance with Laws.

          (a) In the event that the Building or any of the equipment affixed thereto or stored therein should be damaged as a result of any act of Tenant, its agents, servants, employees, invitees or contractors, Tenant shall, upon demand, pay to Landlord the cost of all required repairs, including structural repairs. Tenant shall commit no act of waste and shall take good care of the Demised Premises and the equipment affixed thereto and stored therein, shall maintain the Demised Premises in good condition and state of repair and, upon the Expiration Date or other termination of this Lease, shall deliver up the Demised Premises in good order and condition, wear and tear from a reasonable use thereof and the effects of casualty and condemnation excepted. Landlord shall perform, or cause to be performed, all such maintenance and repairs and Tenant shall pay to Landlord the costs incurred therefor as Additional Rent within twenty (20) days of receipt of an invoice for such work.

          (b) Tenant, at Tenant's expense, shall promptly comply with all laws, rules, regulations and ordinances, of all governmental authorities or agencies having jurisdiction over the Demised Premises, and of all insurance bodies (including, without limitation, the Board of Fire Underwriters), at any time duly issued or in force, applicable to the Demised Premises or any part thereof or to Tenant's use thereof, including, without limitation the Americans with Disabilities Act ("Laws" or, as the context requires, "laws"). Nothing contained herein shall obligate Tenant to make any structural repairs or modifications to the Demised Premises, or repairs or modifications to any portions within the Demised Premises of the Building, HVAC, fire safety (including without limitation, sprinklers), electrical, plumbing or other systems, unless as a result of any Law applicable to Tenant's particular manner of use of the Demised Premises as opposed to Laws applicable to the Building or business offices generally. In no event shall the Demised Premises be construed to include any Common Areas for purposes of this Paragraph 5(b).

          (c) Landlord shall perform all maintenance and make all repairs to the Common Areas in accordance with standards of Class A office buildings in the Virginia Beach, Virginia area. In addition, Landlord shall perform all maintenance and make all repairs to the Common Areas that are necessary to comply with any applicable laws, the costs of which shall be shared with Tenant as an Expense.

          (d) Landlord has made no representations or warranties whatsoever with respect to the Property, other than those expressly set forth in this Lease. The Demised Premises shall be delivered to Tenant "as-is" and Landlord shall have no obligation to perform any work at the Property, or provide any work allowances or tenant funds to prepare the Demised Premises for Tenant's use. Without limiting the generality of the foregoing, Tenant acknowledges that Landlord shall not be required to erect demising walls around the Demised Premises. Tenant acknowledges that Tenant is Landlord's predecessor-in-interest to the Property, and as such, has made its own independent investigations and inquiries as it has deemed appropriate with respect to the condition and current occupancy of the Property the status of title thereto, and that in making its decision to enter into this Lease Tenant is not relying upon nor has Landlord made any representations or warranties with respect to any such matters.

     6. Tenant Alterations.

          (a) All fixtures, equipment, improvements, alterations, installations which are attached to the Demised Premises; any additions and appurtenances made by Tenant to the Demised Premises; and any Tenant Improvements (excluding Tenant's trade fixtures, business equipment, movable partitions, and personal property), shall become the property of Landlord upon installation. Not later than the last day of the Term, Tenant shall, at its expense, remove from the Demised Premises all of Tenant's trade fixtures, business equipment, movable partitions, personal property, and any Alterations made by Tenant after Landlord has notified Tenant of its approval of the same on the condition that such Alteration must be removed prior to the last day of the Term pursuant to this Paragraph 6. Tenant, at its sole cost and expense, shall repair injury done by or in connection with the installation or removal of its property or Alterations required to be removed in accordance herewith. Any equipment, fixtures, goods or other property of Tenant not removed by Tenant upon the termination of this Lease, or upon any quitting, vacating, or abandonment of the Demised Premises, shall be considered as abandoned, and Landlord shall have the right, without any notice to Tenant, to sell or otherwise dispose of the same, at the expense of Tenant, and shall not be accountable to Tenant for any part of the proceeds of such sale, if any.

Landlord may have any such property stored at Tenant's sole risk and expense.

          (b) Tenant, without Landlord's prior consent, shall have the right to make non-structural alterations, installations, additions or improvements in or to the Demised Premises that (i) involve a total cost of not more than Ten Thousand Dollars ($10,000.00), (ii) do not require a building permit to be issued by any governmental authority to legally make same, (iii) do not affect any existing Building systems outside the Demised Premises and do not impair or adversely affect any existing Building systems within the Demised Premises, and
(iv) do not result in a violation of the Permitted Use of the Demised Premises. No other alterations, installations, additions or improvements (structural or non-structural) shall be made by Tenant without Landlord's express prior written approval. Landlord agrees that approval of such other alterations, installations and improvements shall not be unreasonably withheld, conditioned or delayed. Tenant shall give Landlord prior written notice of any proposed alterations, installations, additions or improvements ("Alterations") which require Landlord's approval with copies of proposed plans. Tenant shall supply Landlord with as-built plans upon completion of the Alterations. Landlord shall have the right to require as a condition of its approval that Tenant remove any Alteration made to the Demised Premises prior to the expiration of the Lease and to restore the Demised Premises to the condition existing prior to said Alteration, provided that Landlord notifies Tenant of such condition at the time of Landlord's approval. All such Alterations shall be done at Tenant's sole expense and the making thereof shall not interfere with the use of the Building by other Landlord. Tenant agrees to indemnify, defend and hold harmless Landlord from any and all costs, expenses, claims, causes of action, damages and liabilities of any type or nature whatsoever (including, but not limited to, reasonable attorneys fees and costs of litigation) arising out of or relating to the making of the Alterations by Tenant. Nothing herein contained shall be construed as constituting the permission of Landlord for a contractor, subcontractor or mechanic to file a construction lien claim against the Demised Premises or the Building and Tenant agrees to secure the removal of any such lien which a contractor, subcontractor or mechanic purports to file against the Demised Premises or the Building by payment, bonding or otherwise pursuant to law. All such Alterations shall be effected in compliance with all applicable laws, ordinances, rules and regulations of government bodies having or asserting jurisdiction over the Demised Premises and/or the Building.

     7. Various Negative Covenants by Tenant. Tenant agrees that it shall not, without Landlord's prior written consent, which consent may be withheld in Landlord's sole discretion:

          (a) do anything in or near the Building which will increase the rate of fire insurance on the Building;

          (b) permit the accumulation of waste or refuse matter in or near the Demised Premises, except in containers provided therefor;

          (c) mortgage, hypothecate, pledge or encumber this Lease in whole or in part;

          (d) except as expressly permitted herein, allow any signs, lettering or advertising matter to be erected or attached to the Demised Premises which is visible from outside of the Demised Premises; or

          (e) encumber or obstruct the Common Areas surrounding the Demised Premises, nor cause same to be encumbered or obstructed, nor encumber or obstruct any access ways to the Demised Premises, nor cause same to be encumbered or obstructed.

     8. Various Affirmative Covenants of Tenant. Tenant covenants and agrees that Tenant will:

          (a) At any time and from time to time execute, acknowledge and deliver to Landlord, or to any existing or prospective mortgagee, purchaser or ground lessor of the Building Landlord shall designate, within ten (10) days of receipt of request therefor, a tenant estoppel certificate in form reasonably acceptable to the party requesting the same relating to matters customarily included in tenant estoppel certificates.

          (b) Faithfully observe and comply with the rules and regulations annexed hereto and made a part hereof as Exhibit "D" and such additional reasonable rules and regulations as Landlord may hereafter at any time or from time to time communicate in writing to Tenant, and which, in the reasonable judgment of Landlord, shall be necessary or desirable for the reputation, safety, care or appearance of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of occupants in the Building; provided, however, that in the case of any conflict between the provisions of this Lease and any rules and regulations, the provisions of this Lease shall control. Landlord shall not be liable to Tenant for violation of any rule or regulation by its employees, agents, visitors, invitees, subtenants or licensees.

     9. Casualty and Insurance.

          (a) In the event of partial or total destruction of the Building or the Demised Premises by reason of fire or any other cause, Tenant shall immediately notify Landlord of same and, subject to the provisions of this Paragraph 9(a), Landlord shall promptly restore and rebuild the Building and/or the Demised Premises at Landlord's expense (but only to the extent of the insurance proceeds covering such damage actually received by Landlord) unless Landlord elects by notice to Tenant within ninety (90) days of said destruction not to restore and rebuild the Building and/or Demised Premises, and, in such case, upon a date specified in said notice by Landlord, this Lease shall terminate. If Landlord elects to restore and rebuild the Demised Premises, then during the period of restoration of any such area, if any portion of the Demised Premises are rendered untenantable by said damage, Tenant shall be relieved of the obligation to pay that portion of the rent herein reserved which relates to said untenantable area.

          (b) Tenant may request copies of any insurance policies affecting the Building and/or the Demised Premises. Landlord shall provide such copies within ten (10) business days. Landlord and Tenant waive all rights of recovery against each other and the additional insureds for any loss, damages, or injury of any nature whatsoever to property or persons for which the waiving party is insured.

          (c) During the Term, each party shall maintain in effect in each insurance policy required under this Lease a waiver of subrogation in favor of the other party and the additional insureds from its then-current insurance carriers, and shall upon request of the other party (made not more frequently than quarterly) furnish evidence of such currently effective waiver. Such waiver shall be in customary form and, without limitation, shall provide that no cancellation or lapse thereof or change therein shall be effective until after thirty (30) days' written notice to the parties at the addresses specified in Paragraph 17 of this Lease.

          (d) Landlord shall maintain or cause to be maintained: (i) commercial general public liability insurance in respect of the Building(which for the purposes of this Paragraph 9(d) includes the Demised Premises) with limits of not less than _____ Million Dollars ($__,000,000) combined single limit for bodily injury or death and property damage in any one occurrence, including water damage and sprinkler leakage legal liability; and (ii) fire and extended coverage insurance (including, without limitation, rent insurance) in respect of the Building for the benefit of Landlord and Tenant. The fire and extended coverage insurance with respect to the Building shall be in the amount of full replacement value. Landlord shall have the right to provide any insurance maintained or caused to be maintained by it under blanket policies. All insurance premiums are hereby deemed to be included in the definition of "Expenses," and Tenant shall pay its pro rate shares of all such insurance premiums.

          (e) Tenant understands that Landlord will not carry insurance of any kind on Tenant's personal property and that Tenant shall be obligated to repair any damage thereto or replace same. Tenant shall throughout the Term hereof, at its own expense, provide or cause to be provided and kept in force, commercial general liability insurance against claims of personal injury or death and property damage caused by an occurrence upon, in or about the Demised Premises, or the Parking Area, which shall afford protection to limits of not less than the amount of $3,000,000 in respect of personal injury or death to any one person and in respect of injury of death to any number of persons arising out of any one accident, and against property damage in respect of any instance of property damage. Tenant shall include Landlord as an additional insured under its liability insurance policies. Tenant shall furnish to Landlord as reasonably requested, certificates of insurance evidencing the existence of insurance as required by this paragraph. All such policies shall be issued by companies of recognized responsibility licensed to do business in the state in which the Property is located.

     10. Indemnification.

          Tenant shall indemnify and hold Landlord harmless from and against all claims, liability, costs and expense (including reasonable attorneys' fees and disbursements) arising out of or in connection with (i) Tenant's use or occupancy of the Demised Premises, (ii) any accident, injury or damage occurring in or about the Property caused by the negligence of Tenant, its agents, servants, contractors or employees in connection with Tenant's provision of maintenance and other services in its capacity as Landlord's agent in operating and maintaining the Property, (iii) any accident, injury or damage occurring in or about the Demised Premises during the Term of this Lease, and not caused by the negligence of Landlord, its agents (other than Tenant), servants, contractors or employees and (iv) any breach, violation or non-performance by Tenant of any term, condition or provision of this Lease. Landlord shall indemnify and hold Tenant harmless from against all claims, liability, costs and expense (including reasonable attorneys' fees and disbursements) arising out of or in connection with (i) Landlord's use and occupancy of the Property other than the Demised Premises, (ii) any accident, injury or damage occurring in or about the Property other than the Demised Premises, and not caused by the negligence or willful misconduct of Tenant, its agents, servants, contractors or employees, or acts taken outside the scope of Tenant's agency hereunder, and (iii) any breach, violation or non-performance by Landlord of any term, condition or provision of this Lease. The indemnities set forth in this Paragraph 10 shall survive the Expiration
Date or sooner termination of this Lease.

     11. Non-Liability of Landlord. Landlord shall not be liable for (and Tenant shall make no claim for) any property damage or personal injury which may be sustained by Tenant or any other person as a consequence of the failure, breakage, leakage, inadequacy, defect or obstruction of the water, plumbing, steam, sewer, waste or soil pipes, roof drains, leaders, gutters, valleys, downspouts, or the like or of the electrical, gas, power, conveyor, refrigeration, sprinkler, air conditioning or heating systems, elevators or hoisting equipment; or Tenant's agents, employees, guests, licensees, invitees, subtenants, assignees or successors; or attributable to any interference with, interruption or failure of any services or utilities to be furnished or supplied by Landlord. Tenant shall give Landlord prompt written notice of the occurrence of any events set forth in this Paragraph 11.

     12. Remedies and Termination Upon Tenant Default.

          (a) In the event that:

               (1) any Base Rent, or any Additional Rent or other charge payable hereunder on a monthly basis by Tenant to Landlord, on any date upon which the same becomes due, and such default shall continue for five (5) days after the same becomes due; or

               (2) Tenant shall default in payment of any Additional Rent or any other charge payable hereunder which is not due and payable hereunder on a monthly basis, on any date upon which the same becomes due, and such default shall continue for five (5) days after Landlord shall have given to Tenant a written notice specifying such default; or

               (3) Tenant shall default in the due keeping, observing or performing of any covenant, agreement, term, provision or condition of Paragraph l(c) of this Lease on the part of Tenant to be kept, observed or performed and if such default shall continue and shall not be remedied by Tenant within one (1) business day after Landlord shall have given to Tenant a written notice specifying the same; or

               (4) Tenant shall default in the due keeping, observing or performing of any covenant, agreement, term, provision or condition of this Lease on the part of Tenant to be kept, observed or performed (other than a default of the character referred to in clauses (1), (2), or (3) of this Paragraph 12(a), and if such default shall continue and Tenant has not cured such default within thirty (30) days after Landlord shall have given to Tenant a written notice specifying the same; then, Landlord may, in addition to any other remedies herein contained, as may be permitted by law, without being liable for prosecution therefor, or for damages, reenter the Demised Premises and have and again possess and enjoy the same; and as agent for Tenant or otherwise, re-let the Demised Premises and receive the rents therefor and apply the same first to the payment of such expenses, reasonable attorney fees and costs, as Landlord may have been put to in re-entering and repossessing the same and in making such repairs and alterations as may be necessary and second to the payment of the rents due hereunder. Tenant shall remain liable for such rents as may be in arrears and also the rents as may accrue subsequent to the re-entry by Landlord to the extent of the difference between the rents reserved hereunder and the rents, if any, received by Landlord during the remainder of the unexpired Term hereof, after deducting the aforementioned expenses, fees and costs; the same to be paid as such deficiencies arise and are ascertained each month. Landlord, at its option, may require Tenant to pay in a single lump sum payment, at the time of such termination or reentry, as the case may be, a sum which represents the present value (using a discount rate of six percent (6%) per annum of the excess of the aggregate of the Base Rent which would have been payable by Tenant for the period commencing with such termination or re-entry, as the case may be, and ending on the originally fixed Expiration Date of the Term, over the aggregate rental value of the Demised Premises for the same period. Nothing herein shall impose upon Landlord the duty to mitigate its damages in the event of a default by Tenant, and the parties hereto agree that Landlord shall not be obligated to do so.

          (b) Upon the occurrence and continuance beyond the applicable notice and cure period of any of the events set forth in the preceding subparagraph
(a) of this Paragraph 12, or should Tenant be adjudicated a bankrupt or insolvent, or placed in receivership, or should proceedings be instituted by or against Tenant for bankruptcy, insolvency, receivership, agreement of composition, or assignment for the benefit of creditors (which proceedings against Tenant are not dismissed within ninety (90) days after the same are instituted), or if this Lease or the estate of Tenant hereunder shall pass to another by virtue of any court proceedings, writ of execution, levy, sale, or by operation of law, Landlord may, if Landlord so elects, at any time thereafter, terminate this Lease and the Term hereof upon giving to Tenant or to any trustee, receiver, assignee or other person in charge of or acting as custodian of the assets or property of Tenant, five (5) days' notice in writing of Landlord's intention so to do. Upon the giving of such notice, this Lease and the Term hereof shall end on the date fixed in such notice as if the same date was the Expiration Date; and Landlord shall have the right to remove all persons, goods, fixtures and chattels therefrom by any lawful means without liability for damages.

     13. Remedies Cumulative: Non-Waiver By Landlord. The various rights, remedies, options and elections of Landlord expressed herein are cumulative and the failure of Landlord to enforce strict performance by Tenant of the conditions and covenants of this Lease, to exercise any election or option, or to resort or have recourse to any remedy herein conferred, or the acceptance by Landlord of any installment of rent after any breach by Tenant, in any one or more instances, shall not be construed or deemed to be a waiver or a relinquishment for the future by Landlord of any such conditions and covenants, options, elections or remedies, but the same shall continue in full force and effect.

     14. Services: Electric Energy.

          (a) Landlord shall (i) supply heating, ventilation, and air conditioning to the Demised Premises in accordance with the HVAC Specifications attached hereto as Exhibit "E"; (ii) provide snow and ice removal for the parking area, sidewalks and driveways in a reasonably expeditious manner; and
(iii) provide refuse removal from a dumpster to be provided on site to be used for normal paper waste attendant to an office building; (iv) supply hot and cold running water to the Demised Premises; and (v) provide elevator service. "Business Hours" as used in this Lease, means the generally customary daytime business hours of Tenant but not before 8:00 A.M. or after 6:00 P.M. on weekdays and 8:00 A.M. to 1:00 P.M. on Saturdays, and not including Sundays and Building Holidays. Tenant agrees at all times to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of such HVAC system. Landlord shall clean the Demised Premises in accordance with the cleaning schedule annexed hereto as Exhibit "F". The cost of the services and utilities provided pursuant to this Paragraph 14(a) is included in Expenses as defined in Paragraph 3(a). So long as Landlord is providing the services listed in this subparagraph (a), in the event of a failure of one of the same, Tenant shall provide Landlord with notice of the same. Upon receipt of such notice, Landlord agrees promptly, diligently and with continuity to take all reasonable steps to remedy such failure. If the failure of any one of those services continues for more than five (5) consecutive business days after Tenant has provided such notice to Landlord and renders all or a portion of the Demised Premises untenantable, Landlord agrees that Tenant shall be entitled to a proportionate abatement of Base Rent and Additional Rent with respect to the portion of the Demised Premises so affected for the full period of such failure until the affected portion of the Demised Premises is again tenantable, and Tenant acknowledges that this abatement shall be the Tenant's sole remedy in the event of the foregoing event.


          (b) Provided Tenant is not then in default of this Lease beyond the expiration of any applicable notice and cure period, Landlord shall provide to Tenant overtime services and utilities when and to the extent reasonably requested by Tenant. Tenant shall pay to Landlord, as Additional Rent, a charge for such additional service and utilities determined in accordance with the schedule attached hereto as Exhibit "G", which charge shall cover the actual cost of Landlord in providing such overtime services and the applicable cost of the depreciation of the HVAC equipment, including, without limitation, the cost of the utility usage, the cost of maintenance, repairs and inspections of Building systems, and employee and administrative costs related to such services. Such charge shall constitute a direct charge to Tenant and not an Expense as defined in Paragraph 3.

          (c) Landlord reserves the right, without liability to Tenant and without constituting any claim of constructive eviction, to stop or interrupt temporarily any heating, lighting, ventilating, air conditioning, gas, steam, power, electricity, water or other service and to stop or interrupt temporarily the use of the Building facilities at such times and for as long as is necessitated by reason of accidents, strikes, or the making of repairs, alterations or improvements, or inability to secure a proper supply of fuel, gas, steam, water, electricity, labor or supplies, or by reason of any other similar or dissimilar cause beyond the reasonable control of Landlord. Except as specifically provided in Paragraph 14(a) hereof, no such stoppage or interruption shall entitle Tenant to any diminution or abatement of rent or other compensation nor shall this Lease or any of the obligations of Tenant be affected or reduced by reason of any such stoppage or interruption.

          (d) Landlord shall furnish to Tenant, through the transmission facilities installed in the Demised Premises, electric energy to be used by Tenant, at Tenant's expense as provided for in this Paragraph 14, in the Demised Premises in such reasonable quantity as shall be sufficient to meet Tenant's ordinary business needs for lighting and the operation of its business machines, including, without limitation, photocopy equipment and computer and data processing equipment, provided that Landlord shall not be obligated to provide such electrical energy in any amount in excess of an average connected load of six (6) watts of electric consumption for all purposes per square foot of rentable area.

          (e) Landlord shall charge Tenant for such electrical usage at Landlord's actual cost therefor (based upon the average kilowatt hour cost of each invoice) without mark-up and Tenant shall pay such amount to Landlord as Additional Rent hereunder within thirty (30) days of Landlord's giving Tenant notice of the amount then due.

          (f) In the event that Tenant shall require electric energy for use in the Demised Premises in excess of the quantity to be initially furnished as herein provided and if, in Landlord's judgment, such excess requirements cannot be furnished unless additional risers, conduits, feeders, switchboards and/or appurtenances are installed in the Building, Landlord, upon written request of Tenant, shall proceed with reasonable diligence to install such additional risers, conduits, feeders, switchboards and/or appurtenances, provided the same and the use thereof shall not cause permanent damage or injury to the Building or the Demised Premises, or cause or create a dangerous or hazardous condition, or entail excessive or unreasonable alterations or repairs, or interfere with or disrupt other occupants of the Building, and Tenant agrees to pay all costs and expenses incurred by Landlord in connection with such installation.


          (g) Landlord shall in no way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur by reason of any failure, inadequacy or defect in the character, quantity or supply of electrical energy furnished to the Demised Premises except for actual damage other than property damage suffered by Tenant by reason of any negligence or intentional misconduct of Landlord or its agents, employees or contractors.

     15. Subordination. Subject to the last sentence of this Paragraph 15, this Lease shall be subject and subordinate in all respects to all mortgages which may now or hereafter be placed on the Land, the Building or the Demised Premises, and also to all renewals, modifications, consolidations and extensions of such mortgages. Although no instrument or action on the part of Tenant shall be necessary to effectuate such subordination, Tenant shall, nevertheless, execute and deliver such further instruments confirming such subordination as may be desired by the holder of any such mortgage. Subject to the last sentence of this Paragraph 15, if any mortgage to which this Lease is subordinate is foreclosed, Tenant shall, on timely request, attorn to the mortgagee in possession. If Landlord shall notify Tenant that the Demised Premises or the Building is encumbered by a mortgage, giving in such notice the name and address of the mortgagee, then notwithstanding anything in this Lease to the contrary, no notice intended for Landlord shall be deemed properly given unless a copy thereof is simultaneously sent to such mortgagee in the manner provided for in Paragraph 17. Notwithstanding anything herein to the contrary, the aforesaid subordination of this Lease shall be conditioned on Tenant's receiving, and Landlord agrees to obtain on behalf of Tenant, a subordination, nondisturbance, and attornment agreement from any existing or future holder(s) of any mortgages, which agreement shall be in a form satisfactory to such holder(s) in its sole discretion; however, any charges assessed by the holder(s) of the aforesaid mortgages in connection with the obtaining of such agreement shall be paid by Tenant.

     16. Curing Tenant's Defaults. If Tenant shall fail or refuse to comply with and perform any conditions and covenants of this Lease beyond the expiration of any applicable notice and cure period, Landlord may, if Landlord so elects, carry out and perform such conditions and covenants, at the cost and expense of Tenant, and the said cost and expense shall be payable on demand, or, at the option of Landlord, shall be added to the installment of Base Rent due immediately thereafter but in no case later than one month after such demand, whichever occurs sooner, and shall be due and payable as such. This remedy shall be in addition to such other remedies that Landlord may have hereunder by reason of the breach of Tenant of any of the covenants and conditions in this Lease contained.

     17. Notices. Any notice, demand, statement or other communication which under the terms of this Lease or under any statute or law must or may be given shall be given by hand delivery, or by registered or certified mail, return receipt requested, or by reputable private overnight delivery service providing a receipt of delivery or refusal, delivered or addressed to the respective parties at the following address:

To Landlord:    WizCom International, Ltd.
                6 Sylvan Way
                Parsippany, New Jersey 07054
                Attn: Senior Vice-President - Corporate
                Counsel

To Tenant:      Avis Rent A Car System, Inc.
                900 Old Country Road
                Garden City, New York 11530
                Attn: General Counsel

Any such notice, demand, statement or other communication shall be deemed to have been given or made (i) upon delivery if hand delivered, (ii) on the date of first attempted delivery if mailed postage paid, certified or registered mail, and (iii) on the next business day if delivered charges prepaid or charged to sender, to a reputable private overnight delivery service. Any of the above addresses may be changed at any time by notice given as provided above. Legal counsel for the respective parties may provide the requisite notice(s) hereunder on behalf of their respective clients.

     18. Quiet Enjoyment. Landlord covenants that Tenant upon keeping and performing each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, shall quietly enjoy the Demised Premises without hindrance or molestation by Landlord or by any other person lawfully claiming by, through or under the same, subject to the covenants, agreements, terms, provisions and conditions of this Lease and the effects of the application of same. The foregoing covenant is and shall be, in addition to and not in derogation of Tenant's implied right to quiet enjoyment.

     19. Inspection and Entry by Landlord.

          (a) Tenant agrees to permit Landlord and Landlord's agents, employees or other representatives to show the Demised Premises to any mortgagee or any persons wishing to rent or purchase the Building or during the last twelve (12) months of the Term, to prospective tenants or purchasers.

          (b) Tenant agrees that, Landlord and Landlord's agents, employees or other representatives, shall have the right to enter into and upon the Demised Premises or any part thereof, at all reasonable hours, for the purpose of inspecting the same, or performing maintenance, or making such repairs or alterations therein as may be necessary for the safety and preservation thereof. This clause shall not be deemed to be a covenant by Landlord nor be construed to create an obligation on the part of Landlord to make any inspection or repairs which Landlord is not otherwise obligated to make pursuant to the express provisions of this Lease.

     20. Parking. Subject to the rules and regulations imposed by Landlord hereunder, Tenant shall have the right under this Lease to the exclusive use of _______ (___) spaces in the Parking Area, as depicted on the parking plan attached hereto as Exhibit "C", and the nonexclusive use of the remaining parking spaces in the Parking Area, subject to common use by Landlord, other tenants of the Building and its and their guests, employees, invitees and licensees, provided, however, Landlord shall have the right to designate parking spaces for the exclusive use by Landlord and/or other tenants of the Building so long as the number of parking spaces available for common use is not less than seventy percent of the total number of parking spaces not designated for Tenant's exclusive use.

     21. Landlord's Inability to Perform. Except as expressly provided herein, this Lease and the obligation of Tenant to pay the rent hereunder and to comply with the covenants and conditions hereof shall not be affected, curtailed, impaired or excused because of the Landlord's inability to supply any service or material called for herein, by reason of any rule, order, regulation or preemption by any governmental entity, authority, department, agency or subdivision or for any delay which may arise by reason of negotiations for the adjustment of any fire or casualty loss or because of strikes or other labor trouble beyond Landlord's control or for any other reason constituting Force Majeure. "Force Majeure" shall mean and include those situations beyond either party's control, including by way of example and not limitation, acts of God, accidents, strikes, shortages of labor, supplies, or materials, inclement weather, scheduling of planning board meetings or other municipal action affects any issuance of construction permits and/or approvals, or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds.

     22. Condemnation.

          (a) In the event that the whole of the Demised Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use or purpose or is transferred, under threat of condemnation, by Landlord to any party having the right of condemnation (any of such acts are referred to herein as "eminent domain"), this Lease and the Term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title (hereinafter referred to as the "date of taking"), and Tenant shall have no claim against Landlord for, or make any claim for the value of, any unexpired term of this Lease, and the Base Rent and Additional Rent shall be apportioned as of such date.

          (b) In the event that any part of the Demised Premises shall be so condemned or taken, this Lease shall be and remain unaffected by such condemnation or taking, except that the Base Rent and Additional Rent allocable to the part so taken shall be apportioned as of the date of taking, and Tenant shall have no claim against Landlord for, or make any claim for the value of, the portion of the unexpired Term of this Lease allocable to the part so taken, provided, however, that the Landlord may elect to cancel this Lease in the event more than twenty-five percent (25%) of the Demised Premises should be so condemned or taken, provided such notice of election is given by Landlord to Tenant not later than sixty (60) days after the date when title shall vest in the condemning authority. Upon the giving of such notice, this Lease shall terminate on the thirtieth (30th) day following the date of such notice, and the Base Rent and Additional Rent shall be apportioned as of such termination date, and Tenant shall have no claim against Landlord for, or make any claim for the value of, the unexpired Term of this Lease. Upon such partial taking and this Lease continuing in force as to any part of the Demised Premises, the Base Rent and Additional Rent shall be diminished by an amount deemed by Landlord, in its sole but reasonable judgment, to represent the part of the Base Rent and Additional Rent properly applicable to the portion or portions of the Demised Premises which may be so condemned. If, as a result of the partial taking (and this Lease continuing in force as to the part of the Demised Premises not so taken), any part of the Demised Premises not taken is damaged, Landlord agrees with reasonable promptness to commence the work necessary to restore the damaged portion to substantially the same condition and tenantability existing immediately prior to the taking.

          (c) Nothing herein provided shall preclude Tenant from appearing, claiming, proving and receiving in the condemnation proceeding Tenant's moving expenses and the value of trade fixtures and any leasehold improvements paid for by Tenant, provided such claim shall be separate from and shall not adversely affect Landlord's award.


          (d) Subject to the provisions of Paragraph 22(c), the entire award for any act of eminent domain shall be paid to Landlord, and, in the event of a partial taking, if this Lease is not canceled pursuant to the provisions of this Paragraph 22, Landlord, at Landlord's own expense, shall restore the unaffected part of the Demised Premises to substantially the same condition and tenantability as existed prior to the taking. Until said unaffected portion is restored, Tenant shall be entitled to a proportionate abatement of Base Rent and Additional Rent of that portion of the Demised Premises which is being restored and is not usable until the completion of the restoration or until the said portion of the Demised Premises is used by Tenant, whichever occurs sooner. Said unaffected portion shall be restored within a reasonable time, provided, however, if Landlord is delayed by Force Majeure, the time for completion shall be extended for a period equivalent to the delay. If such partial taking shall occur in the last year of the Term, then, notwithstanding anything to the contrary set forth in this Lease, either party, irrespective of the area of the space remaining, may elect to cancel this Lease and the Term hereby granted, provided such party shall, within sixty (60) days after such taking, give notice to that effect, and upon the giving of such notice, the Base Rent and Additional Rent shall be apportioned and paid to the date of expiration of the term specified, which date shall be not more than thirty (30) days after the date of such notice, and this Lease and the Term hereby granted shall cease, expire and come to an end upon the expiration of the period specified in said notice. If either party shall so elect to end this Lease and the Term hereby granted, Landlord need not restore any part of the Demised Premises.

          (e) If the temporary use or occupancy of all or any part of the Demised Premises shall be so taken, (i) the Term shall not be reduced or affected in any way except as provided in (iv) below, (ii) Tenant shall continue to be responsible for all of its obligations hereunder and shall continue to pay all Base Rent and Additional Rent when due, (iii) Tenant shall be entitled to receive that portion of the award which represents reimbursement for the cost of restoration of the Demised Premises, compensation for the use and occupancy of the Demised Premises and for any taking of Tenant's property, except that, if the temporary period of taking shall extend beyond the expiration of the Term, the portion of the award representing compensation for the use and occupancy of the Demised Premises shall be apportioned between Landlord and Tenant as of the Expiration Date, and Landlord shall receive that portion of the award which represents reimbursements for the cost of restoration of the Demised Premises, and (iv) if the date of taking shall occur during the last year of the Term, and shall exceed twenty-five (25%) of the Demised Premises, Tenant may elect to cancel this Lease by notice of election given by Tenant to Landlord not later than sixty (60) days after the date when title shall vest in the condemning authority. Upon the giving of such notice, this Lease shall terminate on the thirtieth (30th) day following the date of such notice, and the Base Rent and Additional Rent shall be apportioned as of such termination date, with Landlord, and not Tenant, to receive the portion of the award which represents reimbursement for the cost of restoration of the Demised Premises and the portion of the award representing compensation for the use and occupancy of the Demised Premises for the time subsequent to the cancellation date.

     23. Assignment and Subletting. Tenant may not assign or sublease any portion of the Demised Premises to any other party for the remainder of the Term, without the prior written consent of the Landlord. Any assignment, sublease, sale or other transfer, whether voluntary or involuntary, by operation of law or otherwise (including, without limitation, by consolidation, merger or reorganization), of a majority of the voting stock of Tenant, if Tenant is a corporation, or a majority of the partnership interests in Tenant, if Tenant is a partnership, shall be an assignment for purposes of this Paragraph 23 whether such transfer is accomplished in one (1) transaction or a series of transactions.

     24. Environmental Laws.

          (a) Tenant agrees to comply with all applicable environmental laws, rules and regulations, whether federal, state or local.

          (b) Tenant shall not generate, store, manufacture, refine, transport, treat, dispose of, or otherwise permit to be present on or about the Demised Premises, any Hazardous Substances with the exception of de minimus quantities of Hazardous Substances commonly used in the cleaning and maintenance of general business offices in quantities appropriate to such use, in accordance with industry standards and in compliance with all applicable environmental laws, rules and regulations. As used herein, "Hazardous Substance" shall be defined as any "hazardous chemical", "hazardous substance", "hazardous waste", or similar term as defined in the Comprehensive Environmental Responsibility Compensation and Liability Act, as amended (42 U.S.C. 9601, et seq.) or in any other present or future applicable federal, state or local law, dealing with environmental protection.

          (c) Tenant agrees to indemnify and hold harmless Landlord and each mortgagee of the Demised Premises from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including the reasonable fees and expenses of counsel) which may be incurred by Landlord or any such mortgagee or threatened against the Landlord or such mortgagee, relating to or arising out of any breach by Tenant of this Paragraph 24, which indemnification shall survive the expiration or sooner termination of this lease.

     25. Parties Bound. The covenants, agreements, terms, provisions and conditions of this Lease shall bind and benefit the respective successors, assigns and legal representatives of the parties hereto with the same effect as if mentioned in each instance.

     26. Miscellaneous.

         (a) This Lease, together with the Exhibits attached hereto, contains the entire contract between the parties concerning the subject matter hereof. No representative, agent or employee of Landlord has been authorized to make any representations or promises with reference to the leasing of the Demised Premises or to vary, alter or modify the terms hereof, except as stated herein. No additions, changes or modifications hereof, shall be binding unless reduced to writing and signed by Landlord and Tenant.

         (b) If any clause or provision herein contained be adjudged to be invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision herein but such other clauses or provisions shall remain in full force and effect.

         (c) The paragraph headings in this Lease are for convenience only and are not to be considered in construing the same.

         (d) This Lease shall be governed by and construed in accordance with the laws of the State of Virginia. Each party waives trial by jury in any action or proceeding arising out of this Lease.

         (e) Tenant shall not consent to or permit the imposition of a construction lien against the Demised Premises, the Building or the Land. If any construction lien is filed against the Demised Premises, the Building or the Land as a result of any additions, alterations, repairs, installations, improvements or any other work or act of Tenant, Tenant shall discharge or bond same within thirty (30) days from the date of notice of the filing of the lien. If Tenant shall fall to discharge or bond the lien within such thirty (30) day period, Landlord may bond or satisfy such lien for the account of Tenant without inquiring into the validity of the lien or claim and Tenant shall reimburse Landlord upon demand.

         (f) Tenant represents that the undersigned officer(s) have been duly authorized to enter into this Lease and that the execution and consummation of this Lease by Tenant does not and shall not violate any provision of any by-laws, certificate of incorporation, agreement, order, judgment, governmental regulation or any other obligations to which Tenant is a party or is subject. Upon execution hereof, Tenant shall deliver a Secretary's certificate evidencing its authority to execute this Lease. Landlord represents that the undersigned officer(s) of Landlord have been duly authorized to enter into this Lease on behalf of Landlord and that the execution and consummation of this Lease by Landlord does not and shall not violate any provision of any by-laws, certificate of incorporation, agreement, order, judgment, governmental regulation or any other obligations to which Landlord is a party or is subject.

         (g) This Lease may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     27. Hold Over Tenancy. If Tenant shall hold over after the expiration of the term of this Lease or any extensions hereof, Tenant shall be deemed to be occupying the Demised Premises as a holdover tenant without the consent or permission of Landlord. Tenant acknowledges that holding over beyond the term of this Lease may cause Landlord damages that are impossible to estimate or quantify for purposes of this Lease. Therefore, during such tenancy, Landlord and Tenant agree that Tenant shall pay to Landlord two hundred percent (200%) of the Base Rent in effect on the Expiration Date plus all other sums due hereunder, making such payment in accordance with this Lease and Virginia law. Tenant shall be otherwise bound by all of the terms, covenants and conditions contained in this Lease.

     IN WITNESS WHEREOF Landlord and Tenant have caused this Lease to be executed as of the date first above written.


WITNESS:                           WIZCOM INTERNATIONAL, LTD.


____________________               By:_____________________________
                                      Name:
                                      Title:


ATTEST:
                                   AVIS RENT A CAR SYSTEM, INC.


____________________               By:_____________________________
                                      Name:
                                      Title:

                                   EXHIBIT A

                        Description of Demised Premises

                                   EXHIBIT B

                            Description of Property

                                   EXHIBIT C

                       Tenant's Exclusive Parking Spaces

                                   EXHIBIT D

                             RULES AND REGULATIONS

1. No sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the exterior or interior Common Areas of the Building without the prior written consent of Landlord, which consent Landlord may withhold using its sole discretion. Landlord shall have the right to remove, at Tenant's expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of Tenant by a person chosen by Landlord.

2. No awning shall be permitted on any part of the Demised Premises. Tenant shall not place anything against or near glass partitions or doors or windows which may appear unsightly from outside the Demised Premises.

3. Landlord shall retain the right to control and prevent access to the Building of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee or invites of any tenant shall go upon the roof of the Building.

4. All cleaning and janitorial services for the Building and the Demised Premises shall be provided exclusively through Landlord and, except with the written consent of Landlord, no person or persons other than those approved by Landlord shall be employed by Tenant or permitted to enter the Building for the purpose of cleaning the same. Tenant shall not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Demised Premises.

5. Landlord will furnish Tenant, free of charge, a reasonable number of access cards to the Building and the Demised Premises. Landlord may charge a reasonable amount for any additional cards requested by Tenant. Tenant shall not alter any lock or install a new additional lock or bolt on any door of its Demised Premises. Tenant, upon the termination of its tenancy, shall deliver to Landlord any cards which have been furnished to Tenant, and in the event of loss of any cards so furnished, shall pay Landlord - therefor.

6. If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, any comply with, Landlord's instructions in their installation.

7. Any freight elevator shall be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord, in its discretion, shall deem
         appropriate.   No equipment, materials, furniture, packages,
         supplies, merchandise or other property will be received in the Building or carried in the elevators except between such hours and in such elevators as may be designated by Landlord.

8. Tenant shall not place a load down upon any floor of the Demised Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building. Heavy objects shall, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant's expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable to Landlord. Landlord shall not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

9. Tenant shall not use or keep in the Demised Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant shall not use or permit to be used in the Demised Premises any foul or noxious gas or substance, or permit or allow the Demised Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors or vibrations, nor shall Tenant bring into or keep in or about the Demised Premises any birds or animals.

10. Tenant shall not use any method of heating or airconditioning other than that supplied by Landlord.

11. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Building's heating and airconditioning and to comply with any governmental energysaving rules, laws or regulations of which Tenant has actual notice, and shall refrain from attempting to adjust controls other than room thermostats installed for Tenant's use. Tenant shall keep corridor doors closed and shall close window coverings at the end of each business day.

12. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the Building.

13. Landlord reserves the right to exclude from the Building, between the hours of 6 p.m. and 8 a.m. the following day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the Building and has a pass or is properly identified. Tenant shall be responsible for all persons for whom it requests passes and shall be liable to Landlord for all acts of such persons. Landlord shall not be liable for damages for any error in regard to the admission to or exclusion from the Building of any person. Landlord reserves the right to prevent access to the Building In case of invasion, mob, riot, public excitement or other commotion by closing the doors or by other appropriate action.

14. Tenant shall close and lock the doors of the Demised Premises and entirely shut off all water faucets or other water apparatus and electricity, gas or air outlets before Tenant and its employees leave the Demised Premises. Tenant shall be responsible for any damage or injuries sustained by other tenants or occupants of the Building or by Landlord for noncompliance with this rule.

15. Tenant shall not obtain for use on the Demised Premises ice, drinking water, food, beverage, towel or other similar services, or accept barbering or bootblacking services upon the Demised Premises, except at such hours and under such regulations as may be fixed by Landlord.

16. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown into same. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees shall have, caused it.

17. Tenant shall not sell, or permit the sale at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Demised Premises. Tenant shall not make any room-to-room solicitation of business from other tenants in the Building.

18. Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior walls of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

19. Tenant shall not mark, drive nails, screw or drill into the partitions, woodwork or plaster or in way deface the Demised Premises or any part thereof. Landlord reserves the right to direct electricians as to where and how telephone and telegraph wires are to be introduced to the Demised Premises. Tenant shall not cut or bore holes for wires. Tenant shall not affix any floor covering to the floor of the Demised Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

20. Tenant shall not install, maintain or operate upon the Demised Premises any vending machine without the written consent of Landlord, which Landlord shall not unreasonably withhold, condition, or delay.

21. Canvassing, soliciting and distribution of handbills or any other written material, and peddling in the Building are prohibited, and each tenant shall cooperate to prevent same.

22. Landlord reserves the right to exclude or expel from the Building any person who, in Landlord's judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

23. Tenant shall store all of its trash and garbage within the Demised Premises. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary an customary manner of trash and garbage disposal or which does not originate from materials utilized by Tenant at the Demised Premises. All garbage and refuse disposal shall be made in accordance with directions issued from time to time by Landlord.

24. The Demised Premises shall not be used for the storage of merchandise held for sale to the general public, or for lodging or for manufacturing of any kind, nor shall the Demised premises be used for any improper, immoral or objectionable purpose. No cooking shall be done or permitted by any tenant on the Demised Premises, except that use by Tenant of Underwriters' Laboratory-approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

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




25. Tenant shall not use in any space or in the public halls of the Building any hand trucks except those equipped with rubber tires and side guards or such other material-handling equipment as Landlord may approve. Tenant shall not bring any other vehicles of any kind into the Building.

26. Without the written consent of Landlord, which Landlord shall not unreasonably withhold, condition, or delay, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant's address.

27. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

28. Tenant assumes any and all responsibility for protecting the Demised Premises from theft, robbery and pilferage.

29. The requirements of Tenant will be attended to only upon written application to the office of the Building Manager by an authorized individual.

30. Tenant shall not park its vehicles in any parking areas designated by Landlord as areas for parking by visitors to the Building. Tenant shall not leave vehicles in the Building parking areas overnight.

31. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Building.

32. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of premises in the Building. In the event of conflict between the provisions contained in this Lease and these Rules and Regulations the provisions of this lease shall prevail.

33. Landlord reserves the right to make such other and reasonable Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the Building and the complex and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

34. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant's employees, agents, clients, customers, invitees and guests.


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                                   EXHIBIT E

                         HVAC OPERATING SPECIFICATIONS

                  The design criteria for the HVAC system are as follows:

                  1.       Outside design conditions:
                           Summer: 91 degrees dry bulb/76 degrees wet bulb
                           Winter: 14 degrees dry bulb

                  2.       Inside design conditions:
                           Summer: 75 degrees dry bulb
                           Winter: 70 degrees dry bulb

                  3.       Interior heat gains
                           Lights: 2.5 watts/sq. ft.
                           Density of people: 1 per 200 sq. ft.

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                                   EXHIBIT F

                               CLEANING SERVICES

1.       General Cleaning:

         a.       Empty and clean all waste receptacles,
                  removing waste to a designated central
                  location for disposal.  Landlord is to
                  provide for disposal of waste.

         b.       Empty and clean all ash trays and
                  receptacles.

         c. Remove all fingerprints, smudges and other marks from metal partitions, doors and other surfaces.

         d. With respect to a kitchen area (if applicable), rinse out coffee pots, turn off burners to coffee pots, spot clean walls for coffee spillage, clean sink, and clean tables and chairs in such area.

         Weekly

         e. Hand dust and clean all office furniture that has been cleared of papers, boxes, and/or personal items, ledges, chair rails, baseboards and window sills.

2.       Floors

                  Group A - Granite, ceramic tile, marble, terrazzo

                  Group B - Linotile, asphalt, koroseal, plastic
                            vinyl, wood, rubber, or other composition floors and base.

         Nightly

         a. All floors in Group A to be swept, wet mopped and rinsed.

         b.       All floors in Group s to be dry mopped.

         Weekly

         c.       All floors in Group B to be damp mopped.

         Every six (6) months

         d.       All floors to be scrubbed and buffed.

3.       Vacuuming

         Nightly

         a. Vacuum or carpet sweep all rugs and carpeted areas.

         Monthly

         b.       Brush or dust by hand carpet edges
                  inaccessible to high pressure vacuum
                  attachments.

4.       High Dusting

         Every six (6) months

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         a.       Dust all clothes closet shelving, pictures,
                  charts, graphs, etc.

         b. Dust clean all vertical surfaces such as walls, partitions, door bucks and other surfaces.

         c.       Dust all venetian blinds.

         Special service

                  Records and General Storage Area

                  Floors are to be broom cleaned weekly. Files and exposed open shelves dusted once every three (3) months.

6.       Other Services

         a. Landlord shall supply all soap, towels, and toilet tissue in both men's and women's rooms and sanitary napkins in coin dispensers in the women's rooms.

         b.       Landlord shall supply all coin operated
                  dispensers and shall be responsible for the servicing of same and for the collection of money from the machine.

         c. During the term of this Lease the dispenser price for sanitary napkins shall not exceed a price equal to 150` of the wholesale price paid by Landlord.

7.       Carpeting

                  In addition to the aforementioned nightly and weekly vacuuming, Landlord shall do the following:

                  Weekly

                  All carpeting is to be spot cleaned removing all stains, smudges, and unsightly appearances.

8.       Glass

                  Monthly

                  a.       Clean all partitions and furniture
                           glass.


                  Annually

                  b.       clean all perimeter windows, both
                           inside and out.

9.       Kitchen Areas

                  Nightly

                  a.       Clean all tables, chairs, counters
                           and sinks.

                  b.       Spot cleaning of walls.

                  c.       Cleaning of coffee pots.


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10.      General

                  a.       All lights are to be extinguished
                           and the doors as specified by
                           Tenant are to be locked after
                           cleaning is completed.

                  b.       All personnel are to be uniformed
                           and clean in appearance during
                           business hours.

                  c.       Cleaning of all private bathrooms
                           shall be subject to additional
                           charges shall be determined on a
                           case-by-case basis.


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                                   EXHIBIT G

            Schedule of Charges for Overtime Services and Utilities






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                                   EXHIBIT H

                               Service Contracts





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                                   EXHIBIT I

                        Initial Building Square Footage
                    and Parking Space Percentage Allocations

A.       Building Square Footage Percentage Allocations

         Landlord or Other Tenants

         Tenant (includes Mailroom and Print
           Shop)

         Common Areas (other than Mailroom
           and Print Shop)

         Unoccupied

         TOTAL BUILDING SQUARE FOOTAGE                          157,584


         Initial Tenant's Proportionate Share



B.       Parking Space Percentage Allocations

         Exclusively Landlord or Other
           Subtenants

         Exclusively Tenant

         TOTAL PARKING SPACES                                   820


         Initial Tenant's Proportionate Share








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